COMMUNITY BANK SYSTEM, INC.

                                    STATEMENT RE: EARNINGS PER SHARE COMPUTATION


                                                        EXHIBIT 11

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

                                                  Three Months Ended                          Twelve Months Ended
                                                     December 31,                                 December 31,
                                       ----------------------------------------   --------------------------------------------
                                                   1997                1996                    1997                   1996

Basic Earnings Per Share:
Net Income                                   $3,994,283          $3,677,991             $15,561,507            $14,133,044
Less:  Accrued Dividends on
      Preferred Stock                                 0            (101,250)                (78,750)              (405,000)
                                       ----------------------------------------   --------------------------------------------
Income applicable
   to common stock                           $3,994,283          $3,576,741             $15,482,757            $13,728,044
                                       ----------------------------------------   --------------------------------------------

Weighted average number
   of common shares                           7,572,876           7,457,578               7,537,043              7,407,212
                                       ----------------------------------------   --------------------------------------------

BASIC EARNINGS PER SHARE                     $     0.53          $     0.48             $      2.05            $      1.85
                                       ========================================   ============================================

Diluted Earnings Per Share:

Net Income                                   $3,994,283          $3,677,991             $15,561,507            $14,133,044
Less:  Accrued Dividends on
      Preferred Stock                                 0            (101,250)                (78,750)              (405,000)

Income applicable                      ----------------------------------------   --------------------------------------------
   to common stock                           $3,994,283          $3,576,741             $15,482,757            $13,728,044
                                       ----------------------------------------   --------------------------------------------

Weighted average number
   of common shares                           7,572,876           7,457,578               7,537,043              7,407,212

Add:  Shares issuable from
   assumed exercise of
   incentive stock options                      144,617             100,176                 139,283                 75,306

Weighted average number of             ----------------------------------------   --------------------------------------------
   common shares - adjusted                   7,717,493           7,557,754               7,676,326              7,482,518
                                       ----------------------------------------   --------------------------------------------

DILUTED EARNINGS PER SHARE                        $0.52               $0.47                   $2.02                  $1.83
                                       ========================================   ============================================
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